Exhibit 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2007

Company Announces Updated Fiscal 2008 Business Plan

FOR IMMEDIATE RELEASE	CONTACT: JILL PETERS
(818) 871-3000

Calabasas Hills, CA  –  February 5, 2008  –  The Cheesecake Factory Incorporated (Nasdaq: CAKE) today reported financial results for the fourth quarter of fiscal 2007, which ended on January 1, 2008.

Total revenues for the fourth quarter of fiscal 2007 increased approximately 13% to $406.3 million from $360.7 million in the fourth quarter of the prior year.

In the fourth quarter of fiscal 2007, the Company recorded one-time, pre-tax charges totaling $2.6 million related to the settlement of various legal matters, including the pending settlement of shareholder derivative actions.  Including these one-time charges, reported net income and diluted net income per share were $13.3 million and $0.19, respectively. Excluding these one-time charges, net income and diluted net income per share were $15.2 million and $0.22, respectively.

Operating Results

Comparable restaurant sales decreased approximately 0.4% in the fourth quarter of fiscal 2007. While restaurant traffic was lower than expected, comparable restaurant sales were also impacted by severe winter weather in several parts of the country. Excluding the estimated $1.2 million impact on comparable restaurant sales from inclement weather, comparable restaurant sales would have increased approximately 0.1%.

By concept, comparable restaurant sales decreased approximately 0.6% at The Cheesecake Factory and increased approximately 1.9% at Grand Lux Cafe.  Excluding the weather impact, comparable restaurant sales would have decreased approximately 0.1% at The Cheesecake Factory and increased approximately 2.1% at Grand Lux Cafe.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

“Our comparable restaurant sales in the fourth quarter were essentially flat, excluding the impact from inclement weather, and held up reasonably well on a sequential basis relative to overall casual dining industry trends,” said David Overton, Chairman and CEO.  “We continue to believe in the strength of The Cheesecake Factory brands and their broad appeal to consumers.  Gift card sales in fiscal 2007 were up approximately 40% year-over-year, which we believe is an indicator of our brand’s draw amongst a wide consumer demographic.  Despite the current challenging economic environment, we feel we are well positioned as a result of our strong brands, ongoing focus on operations, ability to deliver a unique guest experience and continuing enhancements to our extensive menu.”

Fiscal 2007 New Restaurant Openings

Overton continued, “In 2007, we increased our sales and brand awareness with entry into four new markets in Rochester, New York; Tulsa, Oklahoma; West Hartford, Connecticut; and Salt Lake City, Utah.  The Salt Lake City location, in particular, continues to experience strong demand with average weekly sales in excess of $265,000 since opening in early November.  Our strategy of continuing to build our presence in the Northeast also met our expectations of solid demand with the eight Northeast locations as a group averaging weekly sales of approximately $235,000 since opening.”

During fiscal 2007, the Company opened 21 new restaurants, including eight Cheesecake Factory restaurants and three Grand Lux Cafes during the fourth quarter.

Updated Fiscal 2008 Business Plan and Guidance

The Company also announced an update to its business plan for fiscal 2008 today focused on a prudent allocation of capital intended to enhance overall earnings per share growth, and increase returns on invested capital.  This plan includes the following key elements:

•                  Targeted new restaurant openings: In fiscal 2008, the Company plans to open between seven and nine new restaurants, consisting of six to eight Cheesecake Factory restaurants, as well as the initial unit of its newest concept, Rock Sugar Pan Asian Kitchen.  The Company will maintain its focus on selecting only the premier locations for its concepts based upon their availability.

•                  Pricing initiatives: The Company is in the process of implementing a 1.5% menu price increase in its winter 2008 menu, which will be rolled out by the end of February.  This follows the 3% menu price increase the Company implemented in fiscal 2007.  Consistent with its past practice, the Company will continue to evaluate menu price increases as a means of protecting and enhancing its operating margin.

•                  Returning capital to shareholders: As announced in December 2007, the Company’s Board of Directors authorized a five million share increase in the Company’s share repurchase authorization. The Company’s total authorization is now 21 million shares, of which approximately 13.5 million shares have been repurchased. The Company returned approximately $250 million of capital to shareholders in fiscal 2007 through share repurchases. The reduced number of openings in 2008, associated reduction in cash capital expenditures and related lower preopening costs are expected to drive free cash flow of approximately $80 million to $90 million in fiscal 2008. The Company expects to utilize this free cash flow, as well as incremental leverage opportunities that are currently being evaluated, to support additional share repurchases throughout the year.

As a result of these initiatives, the Company expects revenue growth of between 10% and 12% in fiscal 2008, and diluted earnings per share growth in the range of 10% to 15%.

“We recognize that the operating environment for casual dining has been impacted by the challenging economy,” commented Overton, “and we believe we are making the right decision for the long-term health of our Company.  We view the combination of fewer new restaurant openings targeted at the highest quality and highest margin locations available and a meaningful share repurchase program as the best way to maximize overall returns and drive shareholder value.

“In addition, with the reduced number of openings, we can focus more time on our existing restaurants and look for opportunities to improve sales and margins in our comparable base of restaurants,” concluded Overton.

Financial Reporting Dates in Fiscal 2008

The Company plans to announce quarterly financial results and hold investor conference calls for the first three quarters of fiscal 2008 as outlined below.  The earnings press releases will be issued at 1:15 p.m. Pacific Time and the investor conference calls will follow at 2:00 p.m. Pacific Time on the same day.  Dates are subject to change.

Quarter Ending	Earnings Release and Investor Conference Call Dates
April 1, 2008	April 24, 2008
July 1, 2008	July 24, 2008
September 30, 2008	October 23, 2008

Conference Call and Webcast

A conference call to review the results for the fourth quarter of fiscal 2007 will be held on Tuesday, February 5, 2008 at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through March 4, 2008.  To listen to the conference call, please go to the Company’s website at thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page, and select the links for “Financial Information” and “Webcasts.”

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 139 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and average annual unit sales of approximately $10.6 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.6 million.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 50 varieties of quality cheesecakes and other baked products.  Additionally, the Company operates one self-service, limited menu express foodservice operation and licenses two bakery cafe outlets to another foodservice operator.  For more information, please visit thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  In particular, forward-looking statements regarding the Company’s restaurant sales trends are subject to risks and uncertainties due to national and regional economic and public safety conditions that impact consumer confidence and spending, as well as weather and other factors outside of the Company’s control.  Forward-looking statements regarding the number and timing of the Company’s planned new restaurant openings are subject to risks and uncertainties due to factors outside of the Company’s control, including factors that are under the control of government agencies, landlords and others.  Forward-looking statements regarding the Company’s expected growth in revenues and earnings per share and its plans to reduce cash capital expenditures are also subject to risks and uncertainties due to factors outside the Company’s control, including changes in the costs of menu ingredients and labor, the effect of legal proceedings, and the impact of the other factors described above.  The proposed settlement of the pending federal and state derivative lawsuits is subject to judicial approval after notice and hearing.  Approximately 7.5 million shares of the Company’s common stock may be purchased under the Company’s previously announced share repurchase authorization.  This authorization does not require the Company to purchase a specific number of shares and it may be modified, suspended or terminated at any time.  The timing and number of shares repurchased pursuant to the share repurchase authorization will be subject to a number of factors, including current market conditions, legal constraints and available cash or other sources of funding.  Forward-looking statements speak only as of the dates on which they were made.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the Securities and Exchange Commission.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	January 1, 2008		January 2, 2007		January 1, 2008		January 2, 2007
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue

Revenues	$406,291	100.0%	$360,696	100.0%	$1,511,577	100.0%	$1,315,325	100.0%
Costs and expenses:
Cost of sales	106,304	26.2%	94,786	26.3%	380,996	25.2%	333,528	25.4%
Labor expenses	131,280	32.3%	114,363	31.7%	491,614	32.5%	420,957	32.0%
Other operating costs and expenses	94,003	23.1%	79,829	22.1%	353,547	23.4%	303,240	23.1%
General and administrative expenses	24,247	6.0%	21,827	6.1%	83,949	5.6%	72,751	5.5%
Depreciation and amortization expenses	17,335	4.3%	14,205	3.9%	64,202	4.2%	53,064	4.0%
Preopening costs	10,990	2.7%	12,028	3.3%	26,466	1.8%	24,944	1.9%
Total costs and expenses	384,159	94.6%	337,038	93.4%	1,400,774	92.7%	1,208,484	91.9%
Income from operations	22,132	5.4%	23,658	6.6%	110,803	7.3%	106,841	8.1%
Interest expense	(3,759)	(0.9)%	(532)	(0.1)%	(10,852)	(0.7)%	(1,878)	(0.2)%
Interest income	522	0.1%	1,232	0.3%	4,703	0.3%	6,123	0.5%
Other income, net	193	0.1%	79	0.0%	1,009	0.1%	2,048	0.2%
Income before income taxes	19,088	4.7%	24,437	6.8%	105,663	7.0%	113,134	8.6%
Income tax provision	5,762	1.4%	4,001	1.1%	31,699	2.1%	31,852	2.4%
Net income	$13,326	3.3%	$20,436	5.7%	$73,964	4.9%	$81,282	6.2%

Basic net income per share	$0.19		$0.26		$1.02		$1.04
Basic weighted average shares outstanding	69,696		77,828		72,475		78,181

Diluted net income per share	$0.19		$0.26		$1.01		$1.02
Diluted weighted average shares outstanding	70,500		78,938		73,504		79,460

Selected Segment Information
Revenues:
Restaurants	$383,518		$335,794		$1,448,315		$1,249,427
Bakery	35,832		36,853		112,368		108,051
Intercompany bakery sales	(13,059)		(11,951)		(49,106)		(42,153)
	$406,291		$360,696		$1,511,577		$1,315,325

Income from operations:
Restaurants	$43,447		$40,265		$183,911		$168,061
Bakery	4,565		6,611		16,265		17,390
Corporate	(25,880)		(23,218)		(89,373)		(78,610)
	$22,132		$23,658		$110,803		$106,841

Selected Consolidated Balance Sheet Information	January 1, 2008	January 2, 2007
Cash and cash equivalents	$36,867	$44,790
Investments and marketable securities	12,362	89,524
Total assets	1,145,753	1,039,731
Long-term debt	175,000	0
Total liabilities	582,827	328,189
Stockholders’ equity	562,926	711,542

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
Supplemental Information	January 1, 2008	January 2, 2007	January 1, 2008	January 2, 2007
Comparable restaurant sales percentage change (1)	(0.4)%	0.8%	0.6%	(0.6)%
Restaurants opened during period	11	13	21	21
Restaurants open at period-end	153	132	153	132
Restaurant operating weeks	1,926	1,626	7,166	6,055

(1) Includes Cheesecake Factory restaurants and Grand Lux Cafes

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the fourth quarter year-over-year change in net income and diluted net income per share excluding the impact from one-time charges totaling $2.6 million related to the proposed settlement of various legal matters recorded in the fourth quarter of fiscal 2007.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results, excluding items that the Company does not believe are indicative of its ongoing operations.

	13 Weeks Ended January 1, 2008			13 Weeks Ended January 2, 2007
	Reported	Impact of Legal Settlements (1)	Adjusted	Reported
	(unaudited; in thousands, except per share amounts)

Net income	$13,326	$1,843	$15,169	$20,436

Diluted net income per share	$0.19	$0.03	$0.22	$0.26

(1) Impact of legal settlements reflects the after-tax impact of the $2.6 million expense and the per share impact of that expense, respectively, in the line items above.

###